Exhibit 99.1

HanesBrands

1000 East Hanes Mill Road

Winston-Salem, NC 27105

(336) 519-8080

news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Charlie Stack, (336) 519-4710

HANESBRANDS RAISES 2013 EPS OUTLOOK BASED ON EARLY PREPAYMENT OF $250 MILLION OF 8% SENIOR NOTES DUE 2016

Company to Use Strong Cash Position at End of 2012 to Prepay Half of its $500 Million 8% Notes a Year Earlier Than Planned by Using Make-Whole Provision

Company Raises 2013 EPS Guidance from Low $3 Range to a Range of $3.25 to $3.40

Company to Record Charge Associated With Bonds of Approximately $34 Million in Fourth Quarter 2012; Excluding Charge, Company’s 2012 Guidance Remains Unchanged

Company Expects to End 2012 With a Long-Term Debt-to-EBITDA Ratio of Less Than 2.5 Times

WINSTON-SALEM, N.C. (Nov. 29, 2012) – HanesBrands (NYSE: HBI) announced today that it will use its strong cash position to reduce long-term debt this year by another $250 million and reduce interest expense in 2013 by prepaying half of its $500 million of 8 Percent Senior Notes Due 2016 a year earlier than originally anticipated.

The redemption of the bonds on Dec. 27 will reduce the company’s total bond debt to $1.25 billion, and the company’s year-end long-term debt is expected to be less than 2.5 times EBITDA, a significant achievement in leverage reduction since the company’s 2006 spinoff.

By using a make-whole provision that is part of the bond indenture, the company has determined that it can prepay its 8 percent notes now with no additional interest and call premiums than if it waited to retire the bonds in December 2013.

“We have a substantial amount of cash on hand now as a result of strong cash flow in 2012, we are committed to reducing our debt, and we have determined there is no benefit or need to wait to start prepaying our 8 percent notes,” Hanes Chairman and Chief Executive Officer Richard A. Noll said. “With this debt payment, the era of being a highly leveraged company is a thing of the past.”

The company expects to take a pretax charge of approximately $34 million in the fourth quarter of 2012 for bond prepayment expenses due through Dec. 15, 2013, and acceleration of noncash unamortized debt costs.

HanesBrands Raises 2013 EPS Outlook Based on Early Prepayment of $250 Million of 8% Senior Notes Due 2016 – Page 2

Fourth-Quarter 2012 and Full-Year 2013 Guidance

Other than the approximately $34 million charge related to early bond redemption to be incurred in the fourth quarter, all other fourth-quarter guidance issued on Oct. 23, 2012, in conjunction with third-quarter results remains the same. That guidance included expected net sales for the quarter of approximately $1.13 billion to $1.17 billion and diluted earnings per share for continuing operations of $1.00 to $1.06.

For 2013, the prepayment of bonds will reduce interest expense, although a resulting higher tax rate will partially offset the benefits. The company expects interest expense of approximately $120 million in 2013, which includes approximately $15 million in expected prepayment expenses and accelerated noncash unamortized debt costs to retire the remaining $250 million of 8 percent notes in 2013. As a result, Hanes has increased its 2013 EPS guidance from the low $3 range to expectations of $3.25 to $3.40. Net sales are expected to be approximately $4.6 billion to $4.7 billion, and free cash flow is expected to be $300 million to $400 million.

The company does not intend to speak in more detail about its 2013 guidance until the release of its fourth-quarter and full-year 2012 results.

Note on Non-GAAP Terms and Definitions

Free cash flow, EBITDA, and the ratio of long-term debt to EBITDA are not generally accepted accounting principle measures.

Free cash flow is defined as cash from operations less net capital expenditures. Free cash flow may not be representative of the amount of residual cash flow that is available to the company for discretionary expenditures since it may not include deductions for mandatory debt-service requirements and other nondiscretionary expenditures. The company believes, however, that free cash flow is a useful measure of the cash-generating ability of the business relative to capital expenditures and financial performance. For 2013 guidance, net cash provided by operating activities (a GAAP measure) is expected to be between $350 million and $450 million and net capital expenditures are expected to be approximately $50 million, resulting in expectations for free cash flow of $300 million to $400 million.

The ratio of long-term debt to EBITDA is calculated by dividing long-term debt (a GAAP measure) by EBITDA, which is defined as earnings from continuing operations before interest expense, taxes, depreciation and amortization. On a forward-looking basis, the company is unable to quantify certain amounts without unreasonable efforts that would be required to be included in the most directly comparable GAAP measure to EBITDA.

Hanes has chosen to provide these measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating company operations. Non-GAAP information should not be considered a substitute for financial information presented in accordance with GAAP and may be different from non-GAAP or other pro forma measures used by other companies.

HanesBrands Raises 2013 EPS Outlook Based on Early Prepayment of $250 Million of 8% Senior Notes Due 2016 – Page 3

Cautionary Statement Concerning Forward-Looking Statements

Statements in this press release that are not statements of historical fact, including those regarding the company’s debt-reduction plans and future financial performance, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on current intent, beliefs, plans and expectations and involve risks and uncertainties that may cause actual results to differ materially from HanesBrands’ historical experience and present expectations or projections. The company cautions investors not to place undue reliance on any forward-looking statements and encourages investors to review risk factors contained in the company’s most recent Securities and Exchange Commission reports, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, registration statements, press releases and other communications, as well as in the investors section of our corporate website at http://tiny.cc/HanesBrandsIR. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.

HanesBrands

HanesBrands is a socially responsible leading marketer of everyday basic apparel under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, Bali, JMS/Just My Size, barely there, Wonderbra and Gear for Sports. The company sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear produced in the company’s low-cost global supply chain. Ranked No. 512 on the Fortune 1000 list, Hanes has approximately 53,300 employees in more than 25 countries and takes pride in its strong reputation for ethical business practices. Hanes is a U.S. Environmental Protection Agency Energy Star 2012 Sustained Excellence Award winner and 2010 and 2011 Partner of the Year. The company ranks No. 141 on Newsweek magazine’s list of Top 500 greenest U.S. companies. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found on the Hanes corporate website at www.hanesbrands.com.

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